Exhibit 11


                       PATHE COMMUNICATIONS CORPORATION

                     COMPUTATIONS OF LOSS PER COMMON SHARE
                     (in thousands, except per share data)



                                                          Fiscal years ended December 31,
                                                 1995                      1994                     1993

Loss before extraordinary
  items                                    $      (20,642)        $    (16,635)               $     (26,163)

Net loss                                   $      (20,642)        $    (26,163)               $    (472,838)



Weighted average
  common shares
  outstanding                                  116,746,810          116,746,810                  116,746,810



Primary loss per
  common share                             $         (.18)        $       (.14)               $        (.22)

